Exhibit 10.3
CONTRIBUTION AGREEMENT
CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 30, 2014, by and between NorthStar Asset Management Group Inc., a Delaware corporation (“NSAM”), and NRFC Sub-REIT Corp., a Maryland corporation (“Sub-REIT”).
RECITALS
WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation (“NorthStar Realty”), and NSAM will be parties to a Separation Agreement, dated as of June 30, 2014 (the “Separation Agreement”), pursuant to which NorthStar Realty will (i) spin-off its asset management business into a separate publicly traded company, NSAM (the “Spin-Off”), and (ii) distribute to the Recipients (as defined in the Separation Agreement) all of the outstanding common stock of NSAM in accordance with the terms of the Distribution (as defined in the Separation Agreement);
WHEREAS, NorthStar Realty and its affiliates have taken substantial steps to facilitate the Spin-Off, which will include the merger of NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), with and into NorthStar Realty, and the merger of NorthStar Realty with and into Sub-REIT (collectively, the “Reorganization”);
WHEREAS, in connection with the transactions described on Annex I hereto (the “Separation Transactions”) and to further capitalize NSAM, Sub-REIT has transferred, or caused its subsidiaries to transfer, all of the equity interests in certain of its subsidiaries to certain subsidiaries of NSAM on or prior to the date hereof pursuant to the contribution agreements attached on Annex II hereto and Sub-REIT desires to contribute to NSAM $100,000,000 in cash plus an additional amount for any expenses that NSAM incurs (i) in connection with the Spin-Off and (ii) in connection with the establishment of its co-sponsored non-traded public company with RXR Realty LLC (collectively, the “Contribution”) in exchange for additional shares of NSAM’s common stock; and
WHEREAS, in consideration of the substantial actions and expense that have been taken in connection with the Reorganization and the Spin-Off, the parties hereto are entering into this Agreement to bind each other to effect the Contribution as part of the Separation Transactions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties agree as follows:
1.Contribution and Issuance of NSAM Shares. In connection with the Separation Transactions, Sub-REIT hereby agrees to contribute $100,000,000 in cash, plus $17,900,000 in cash for any expenses that NSAM or its affiliates incurs (i) in connection with the Spin-Off and (ii) in connection with the establishment of its co-sponsored non-traded public company with RXR Realty LLC, to NSAM by wire transfer of Federal (same-day) funds to the account specified by NSAM to Sub-REIT. To the extent that such expenses incurred by NSAM exceed $17,900,000, then Sub-REIT shall pay to NSAM such additional amount incurred; provided, however, that to the extent such expenses do not exceed $17,900,000, NSAM shall return any such remaining balance to Sub-REIT. In exchange for the Contribution (including the contribution of the equity interests pursuant to the contribution agreements attached on Annex II hereto), NSAM hereby agrees to issue to Sub-REIT an amount of shares of NSAM common stock equal to the amount of shares of common stock of Sub-REIT that will be outstanding as of 5:01 PM on June 30, 2014, after giving effect to the 1-for-2 reverse stock split of Sub-REIT, minus the number of shares of NSAM common stock owned by Sub-REIT prior to such issuance. It is the intention of the parties hereto that after the shares of NSAM common stock are issued to Sub-REIT pursuant to this section, Sub-REIT shall own an amount of NSAM common stock that is equivalent to the number of shares of common stock of Sub-REIT that are outstanding as of 5:01 PM on June 30, 2014, after giving effect to the 1-for-2 reverse stock split of Sub-REIT.
2.    Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement, including the Separation Transactions, and cooperate in all matters relating to the Separation Transactions. Such cooperation shall include, but not be limited to, obtaining all consents, licenses, sublicenses or approvals necessary for such party to effect the Separation Transactions.
3.    Complete Agreement; Construction. This Agreement, including the Annex hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
4.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to each other party.

5.    Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement shall not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.
6.    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.
7.    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of each other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that any party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning parties, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning party to be performed or observed.
8.    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon any other person any remedy, claim, liability, reimbursement, cause of action or other right of any kind.
9.    Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
10.    Annex. The Annex shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
11.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.
12.    Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
13.    Specific Performance. From and after the Distribution Date (as defined in the Separation Agreement), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Distribution Date (as defined in the Separation Agreement), the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
14.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NORTHSTAR ASSET MANAGEMENT GROUP INC.
/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel & Secretary

NRFC SUB-REIT CORP.
/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Contribution Agreement]

Annex I
Separation Transactions

1.	NorthStar Asset Management Group Inc. (“NSAM”) effects a one-for-two reverse stock split of NSAM common stock.

2.
NRFC Sub-REIT Corp. (“Sub-REIT”) contributes, or causes its subsidiaries to contribute, all of the limited liability company interests in certain subsidiaries of Sub-REIT to NSAM, pursuant to the contribution agreements included in Annex II to the Contribution Agreement.

3.
Sub-REIT contributes to NSAM $100,000,000 in cash, plus $17,900,000 in cash for any expenses that NSAM or its affiliates incurs (i) in connection with the spin-off and (ii) in connection with the establishment of its co-sponsored non-traded public company with RXR Realty LLC. To the extent that such expenses incurred by NSAM exceed $17,900,000, then Sub-REIT shall pay to NSAM such additional amount incurred; provided, however, that to the extent such expenses do not exceed $17,900,000, the balance shall be returned to Sub-REIT.

4.
NSAM issues to Sub-REIT an amount of shares of NSAM common stock equal to the amount of shares of common stock of Sub-REIT that will be outstanding as of 5:01 PM on June 30, 2014, after giving effect to the one-for-two reverse stock split of New NRF (as defined below), minus the number of shares of NSAM owned by Sub-REIT prior to such issuance.

5.
NorthStar Realty Finance Limited Partnership merges with and into NorthStar Realty Finance Corp. (“NRF”). In such merger, LTIP Units of NorthStar Realty Finance Limited Partnership will be converted into an equal number shares of common stock of Sub-REIT, which shares of common stock will remain outstanding following the merger of NRF with and into Sub-REIT as described below.

6.	NRF merges with and into Sub-REIT (such merged company, following the merger, to be renamed NorthStar Realty Finance Corp., a Maryland corporation (“New NRF”)).

7.	New NRF effects a one-for-two reverse stock split of New NRF common stock.

8.	New NRF distributes one share of NSAM common stock, par value $0.01 per share, for every one share of New NRF common stock held by a record holder.

Annex II
Contribution Agreements
(See Attached)